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                                                                      Exhibit 23





                          Consent of Independent Accountants

We consent to the incorporation by reference in the registration statements of Cincinnati Bell Inc. on Form S-8 (File No. 33-39385), Form S-8 (File No. 33-29332), Form S-8 (File No. 33-60209), Form S-8 (File No. 33-1462), Form S-8
(File No. 33-1487), Form S-8 (File No. 33-15467), Form S-8 (File No. 33-23159),
Form S-8 (File No. 33-29331), Form S-8 (File No. 33-36381), Form S-8 (File No. 33-36380), Form S-8 (File No. 33-39654), Form S-8 (File No. 33-43775), and Form
S-14 (File No. 2-82253) of our report dated May 16, 1997, on our audits of the financial statements of the Cincinnati Bell Inc. Retirement Savings Plan as of December 31,1996 and 1995, and for the year ended December 31, 1996, which report is included in this Form 11-K.


/s/ Coopers & Lybrand L.L.P.


Cincinnati, Ohio
June 16, 1997